EXHIBIT 19.1
GLOBAL NET LEASE, INC.
STATEMENT OF COMPANY POLICY ON
INSIDER TRADING AND DISCLOSURE

    This memorandum sets forth the policy of Global Net Lease, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy and ensure the compliance of any family member, household member or entity whose transactions are subject to this Insider Trading Policy as described below. Please contact Jesse C. Galloway, the General Counsel and Executive Vice President at jgalloway@globalnetlease.com, if you have any questions regarding the Insider Trading Policy.
A.    To Whom does this Insider Trading Policy Apply?
    This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors, and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information (discussed below) possessed by such individual has become public or is no longer material. The same restrictions that apply to you also apply to your spouse, significant other, child, parent or other family member, in each case, living in the same household, anyone else who resides in the same household with you and any immediate family members and family members who do not share the same household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, to any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities, and to all persons who execute trades on your behalf (collectively, “Affiliated Persons”). You are responsible for ensuring compliance with this Insider Trading Policy by all such persons affiliated with you.
    All members of the Board of Directors, all officers and designated employees, consultants and contractors, as well as their Affiliated Persons, also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.
ACTIVE 700083678v4

    In the event that you leave our Company for any reason, this Insider Trading Policy will continue to apply to you, and other persons who have a relationship with you who are subject to this policy, until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.
B.    What is Prohibited by this Insider Trading Policy?
    It is generally illegal for any director, officer, employee or consultant of the Company to buy or sell the securities of the Company or derivatives relating to the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer, employee or consultant of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.
In all cases, responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Insider Trading Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

This Insider Trading Policy is intended to protect the Company’s insiders and the Company from insider trading violations. However, the matters set forth in this Insider Trading Policy are merely guidelines and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading.
Prohibited Activities
    When you know or are in possession of material, nonpublic information about the Company you generally are prohibited from the following activities:
•trading in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;
•having others trade for you in the Company’s securities;
•giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and

•disclosing the material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”).
•As noted above, these prohibitions also apply to your Affiliated Persons.
This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash, where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise) or to the exercise pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
    These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Definition of Material, Nonpublic Information
    This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” It is no excuse that your reasons for trading were not based on the information.

    What is “Material” Information?
    Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. Information that something may happen, regardless of the likelihood, can be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;

•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•actual or threatened litigation or governmental investigations or major developments in such matters;
•developments regarding tenants, suppliers, properties or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
    By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to a company; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
    What is “Nonpublic” Information?
    Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information.
    For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.
C.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

    Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
    The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
    The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,479,282 (subject to periodic inflation adjustments) or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
    Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
D.    Does the Company have any Other Policies Regarding Confidential Information?

    The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information and the use of social media and other online platforms. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.
E.    How Do You Report a Violation of this Insider Trading Policy?

    If you or any of your Affiliated Persons that is subject to this Insider Trading Policy violates this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, employee or designated consultant or contractor of the Company, you must report the violation immediately to the General Counsel and Executive Vice President. However, if the conduct in question involves the General Counsel and Executive Vice President, or if you have reported such conduct to the General Counsel and Executive Vice President and you do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the General Counsel and Executive Vice President, you may raise the matter with the Chief Executive Officer.
F.    Is This Insider Trading Policy Subject to Modification?

    The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you.

Adopted as of February 20, 2025.

GLOBAL NET LEASE, INC.
SPECIAL TRADING PROCEDURES FOR INSIDERS
To comply with federal and state securities laws governing insider trading, Global Net Lease, Inc. (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Insider Trading Policy, which is distributed to all directors, officers, and employees, as well as to certain designated consultants and contractors of the Company.
A.    SCOPE
These Trading Procedures regulate securities trades by: (i) all directors and executive officers of the Company and its subsidiaries; (ii) those persons working in the Company’s and its subsidiaries’ finance, accounting and legal departments; (iii) certain other employees designated from time to time by the Company’s General Counsel; and (iv) certain of the Company’s and its subsidiaries’ consultants and contractors, in each case designated from time to time by the Company’s General Counsel, who in the ordinary course of the performance of their consulting and contracting duties may have access to material, nonpublic information regarding the Company (collectively, the persons described in the preceding clauses (i) through (iv) are referred to as “Insiders”). These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household, anyone else who resides in the same household with the Insider and any immediate family members and family members who do not share the same household but whose transactions in the Company’s securities are directed by the Insider or are subject to the Insider's influence or control;
•all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;
•all other persons who execute trades on behalf of the Insider; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the Insider has included such entity on the Insider’s signed acknowledgment in the attached form.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.
These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
The special trading restrictions set forth in these Trading Procedures will continue to apply to Insiders and their Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.
B.    SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

    Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, employees and designated consultants and contractors of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan (as defined below). This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

    Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer identified below for guidance.

    In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

    1.    No Trading Except During Trading Windows

    The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the last business day of the second week following the end of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2.    All Trades Must be Pre-Cleared by the Compliance Officer.
No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Company has designated Jesse C. Galloway, its General Counsel and Executive Vice President, as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from Edward M. Weil, Jr., Chief Executive Officer and President. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact Edward M. Weil, Jr., Chief Executive Officer and President, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).
3.    No Short Sales.
No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
4.    No Standing and Limit Orders.
No Insider may place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information.
5.    No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

6.    No Company Securities Subject to Margin Calls.
No Insider may use the Company’s securities as collateral in a margin account.

7.    No Pledges by Insider Without Pre-Notification.
No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless prior written notice of the pledge has been provided to the Company’s General Counsel. Any notice of such a pledge by an Insider must be submitted to the General Counsel in writing at least three (3) business days prior to the proposed execution of documents evidencing the proposed pledge. Any such notice submitted by an Insider shall provide a brief description of the pledge and shall detail any changes to: (i) the beneficial ownership of the pledged securities; (ii) pecuniary interests in the pledged securities; (iii) voting rights in the pledged securities; or (iv) dispositive rights in the pledged securities, in each case resulting from the pledge. The securities subject to such a pledge by an Insider shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.
8.    Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades.
No Insider may give or make any other transfer of Company securities without consideration (e.g., a partnership distribution) during a period when the Insider is not permitted to trade and without pre-clearance pursuant to the procedures outlined below. Bona-fide gift transactions must be reported on Form 4 by directors and officers subject to Section 16 (such persons, “Section 16 Persons”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within two (2) business days of such transaction. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, Insiders are encouraged to consult the Compliance Officer when contemplating a gift.

C.     PRE-CLEARANCE PROCEDURES

Procedures. No Insider may trade, give or effect any other transfer without consideration in Company securities until:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•The Insider has informed the Compliance Officer whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers who are Section 16 Persons with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days, including as a result of “exempt” transactions described in Section D of these Trading Procedures and bona-fide gifts. The calculation of “beneficial ownership” for the purposes of Section 16 and the determination of who is required to file reports pursuant to Section 16, which transactions are reportable events, the timing and nature of the disclosures required, and the manner in which each transaction is reported are highly complex matters. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected and whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”). This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D.     EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A person subject to these Trading Procedures can rely on this defense and trade in the Company’s securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan with another person instructing that other person to purchase or sell1 the Company’s securities for the Insider’s account, provided that the pre-arranged written trading plan was entered into when the Insider was not in possession of material nonpublic information and that complies with the other requirements of Rule 10b5-1 described below and in Appendix A (such a compliant trading plan, a “Rule 10b5-1 Plan”).

A Rule 10b5-1 Plan is a binding, written contract, instruction or plan between the Insider and his/her broker that: (i) specifies the price, amount, and date of trades to be executed for the Insider’s account in the future; or (ii) provides a written formula or algorithm, or computer program, that the Insider’s broker will follow to determine the amount, price and timing of the Company’s securities to be purchased or sold; or (iii) did not permit the Insider to exercise any subsequent influence over how, when, or whether the purchases or sales are made, provided that any person who does exercise such influence must not be in possession of material nonpublic information. Any such Rule 10b5-1 Plan must also comply with the parameters set forth on Appendix A attached hereto.
Employee Benefit Plans.

1.Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of stock options pursuant to our stock plans where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of any such stock received upon the exercise of options in which the proceeds are used to fund the option exercise price or related taxes.
1 [The SEC’s position is that (i) any bona fide gifts of the Company’s securities are also eligible for protection under Rule 10b5-1 and (ii) certain bona fide gifts of such securities may cause the donor to be subject to Rule 10b-5 liability if such donor was aware of material nonpublic information about the security or the Company and knew (or was reckless in not knowing) that the donee would sell prior to disclosure of such material nonpublic information.]

2.Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the vesting of shares of restricted stock or the settlement or vesting of restricted stock units or the exercise of a tax withholding right pursuant to which the award recipient elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting of restricted stock or upon vesting or settlement of restricted stock units to satisfy applicable tax withholding requirements. The trading prohibitions and restrictions set forth in these Trading Procedures do apply, however, to any market sale of shares received upon any such settlement or vesting.
3. 401(k) Plan. To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the trading restrictions in these Trading Procedures do not apply to the purchase of stock through the Company’s 401(k) plan resulting from periodic contributions of money to the plan through regular payroll deduction elections; however, the trading restrictions do apply to elections made under the 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s Employee Stock Purchase Plan, if any. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of these Trading Procedures.
5.No Change in Beneficial Ownership. The trading restrictions in these Trading Procedures do not apply to transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which the Insider is the sole beneficiary during his/her lifetime).
6.Registered Public Offering. The trading restrictions in these Trading Procedures do not apply to sales of the Company’s securities by selling stockholders in a registered public offering in accordance with applicable securities laws.
E.    WAIVERS
A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer, his or her designee or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

F.    DISCLOSURE
The Company shall file the Insider Trading Policy along with these Trading Procedures as an exhibit to its Annual Report on Form 10-K for the 2024 fiscal year and shall file as an exhibit any amendments of, or successors to, the Insider Trading Policy and Trading Procedures in its Annual Reports on Form 10-K in accordance with the applicable rules and regulations of the SEC.
G.    ACKNOWLEDGMENT
In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to the Compliance Officer.
Compliance Officer
Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, NY 10019
    This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee, unless the Insider objects in a written statement received by the Compliance Officer within two (2) business days of such delivery.
____________________
Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Adopted as of February 20, 2025.

ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of Global Net Lease, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (as defined in the Trading Procedures).
I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date:	Signature:

Name:

Title:

APPENDIX A
Rule 10b5-1 Plan Parameters

Conditions for Entry Into Rule 10b5-1 Plans. Any Rule 10b5-1 Plan must be entered into (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (ii) at a time when a person is not in possession of material nonpublic information about the Company or the securities subject to such plan. With respect to any Section 16 Person, the Rule 10b5-1 Plan must also include a representation by such officer or director certifying to such conditions in the preceding sentence. In addition to the condition that a Rule 10b5-1 Plan be entered into in good faith, Rule 10b5-1 requires the applicable person continue to act in good faith with respect to the Rule 10b5-1 Plan during its duration. A Rule 10b5-1 Plan also must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Entering into or altering a corresponding or hedging transaction or position with respect to the securities under a Rule 10b5-1 Plan is likewise prohibited.
As noted above, Insiders have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a Rule 10b5-1 Plan that was entered into when the Insider was not aware of material nonpublic information. The rules regarding Rule 10b5-1 Plans are complex and Insiders must fully comply with them. An Insider should consult with his/her legal advisor before proceeding.

Pre-Clearance of New Rule 10b5-1 Plans.
To comply with these Trading Procedures, any Rule 10b5-1 Plan must be pre-approved by the Compliance Officer, be documented in writing and be established during a trading window. The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to pre-clearance procedures and trading windows set forth in these Trading Procedures until such time as a Rule 10b5-1 Plan is approved.

Transactions effected pursuant to a pre-cleared Rule 10b5-1 Plan will not require further pre- clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Modification or Termination of Rule 10b5-1 Plans.
Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale), or termination of an approved Rule 10b5-1 Plan, must be reported immediately to the Compliance Officer.

To comply with these Trading Procedures, any modification or termination of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer, must occur during a trading window and while such Insider is not aware of material, nonpublic information. Any such modification must also comply with the other requirements of the rules regarding Rule 10b5-1 Plans, including, if applicable, a new cooling off period described below.

You should understand that frequent modifications or terminations of a Rule 10b5-1 Plan, even if the applicable cooling-off periods are observed, may call into question the conditions that you entered into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Frequent modifications or terminations therefore may jeopardize the availability of the Rule 10b5-1 affirmative defense against insider trading allegations.

Cooling-off Periods for Trades under Rule 10b5-1 Plans. No trades may occur under a Rule 10b5-1 Plan until the expiration of the applicable cooling-off period described below. The applicable cooling-off period varies based on the status of the person.
•Section 16 Persons: the cooling-off period ends on the later of (x) ninety (90) days after adoption of the Rule 10b5-1 Plan; or (y) two (2) business days following disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted or modified, but in no event later than one hundred twenty (120) days after adoption of the plan.
•All persons other than Section 16 Persons: the cooling-off period ends thirty (30) days after adoption of the Rule 10b5-1 Plan.
A new cooling-off period is required following the entry into a new Rule 10b5-1 Plan and any of the following modifications to an existing Rule 10b5-1 Plan will be considered termination of such existing plan and the entry into a new Rule 10b5-1 Plan, necessitating a new cooling off period: any modification or change to the amount, price, or timing of the purchase or sale of the securities (which includes a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a Rule 10b5-1 Plan as well as any modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5–1 Plan, that changes the price or date on which purchases or sales are to be executed.
Prohibition on Multiple Outstanding Rule 10b5-1 Plans. A person entering into a Rule 10b5-1 Plan must have no outstanding Rule 10b5-1 Plans for purchases or sales of the Company’s securities on the open market (and shall not subsequently enter into any additional such plan), subject to the following exceptions:
•Series of contracts treated as a single plan: A series of separate contracts with different broker-dealers or other agents acting on behalf of such person to execute trades thereunder may be treated as a single plan so long as the contracts when taken together meet the conditions under Rule 10b5-1; provided that any modification of any individual contract in such a series will be treated as a modification of each other contract in that series and a modification of the Rule 10b5-1 Plan, which modification may be considered a termination of the existing Rule 10b5-1 Plan, necessitating a new cooling off period as described above, provided that, the substitution of a broker-dealer or other agent acting on behalf of such person for another broker dealer that is executing trades under such a Rule 10b5-1 Plan shall not be considered a modification as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of the Company’s securities to be purchased or sold, dates of the purchases or sales to be executed, and amounts of securities to be purchased or sold.
•Overlapping plans: There may be multiple concurrent Rule 10b5-1 Plans if trading under such plans does not overlap such that trading under a later commencing plan may not be authorized until all trades under the earlier commencing Rule 10b5-1 Plan are completed or expired without execution, provided that, the trades under the later commencing plan must comply with the applicable cooling-off period described above, treating the termination date of the earlier-commencing plan as the date of adoption of the later-commencing plan from which the cooling-off period commences. Any trades under a later-commencing plan that occur during the applicable cooling-off period negate the ability of such later-commencing plan to rely on the Rule 10b5-1 affirmative defense.
•“Sell-to-cover” tax withholding plans: A separate contract, instruction or plan for purposes of “sell-to-cover” transactions will not be considered an outstanding Rule 10b5-1 Plan if such separate contract, instruction or plan authorizes such person’s broker or other agent to sell only such of the Company’s securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards (e.g. restricted stock units) and such person does not otherwise exercise control over the timing of such sales. The foregoing “sell-to-cover” transaction exemption does not apply to sales incident to the exercise of option awards. A subject person may, however, enter into a valid Rule 10b5-1 Plan that provides instructions for, in addition to other trades, sell-to-cover transactions to satisfy tax withholding obligations arising from the exercise of option awards.2
“Single Trade” Rule 10b5-1 Plans. A Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of the Company’s securities subject to that plan as a single transaction cannot be entered into if the applicable person adopted a contract, instruction or plan similarly designed to effect an open market purchase or sale in a single transaction in the prior 12 month period and such contract, instruction or plan would otherwise qualify for the affirmative defense under Rule 10b5-1. The prohibition on more than one “single trade” Rule 10b5-1 Plan within a 12 month period does not prohibit sell-to-cover transactions described in the immediately preceding bullet.

Disclosure of Rule 10b5-1 Plans. The Company will disclose certain information regarding Rule 10b5-1 Plans and any “non-Rule 10b5–1 trading arrangement” (as defined in Item 408 of
2 As long as a Rule 10b5-1 Plan satisfies the Rule 10b5-1’s conditions, a plan may provide for both sell-to-cover transactions and other planned trades.

Regulation S-K3) entered into, terminated or modified by Section 16 Persons in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K during the fiscal quarter covered by the applicable report, such as the date of the plan or arrangement’s adoption, the duration of such plan or arrangement and the number of the Company’s securities to be purchased or sold under such plan or arrangement, provided that, no disclosure shall be made with respect to pricing terms of such plan or arrangement. Section 16 Persons, by acknowledging their understanding of, and intent to comply with, these Trading Procedures, agree to cooperate with the Company to provide any necessary information related to such disclosure.
If you are a Section 16 Person, a Rule 10b5-1 Plan’s compliance with Section 16 of the Exchange Act require special care because Section 16 Persons may not even be aware that a reportable transaction under a Rule 10b5-1 Plan has taken place and may not be able to comply with the SEC’s requirement to report on Form 4 purchases or sales of the Company’s securities within two business days after the execution of the applicable transaction. Forms 4 and 5 include a mandatory checkbox indicating whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under a Rule 10b5-1 Plan. Therefore, for Section 16 Persons, a transaction executed according to a Rule 10b5-1 Plan is not permitted unless the Rule 10b5-1 Plan requires that your broker notify the Company before the close of business on the day of the execution of the transaction.

3 Item 408(c) of Regulation S-K defines “non-Rule 10b5–1 trading arrangement” as an arrangement where: (1) the covered person asserts that at a time when they were not aware of material nonpublic information about the security or the issuer of the security they had adopted a written arrangement for trading the securities; and (2) the trading arrangement: (i) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;(ii) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (iii) did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so.

S T O C K T R A N S A C T I O N R E Q U E S T
Pursuant to Global Net Lease, Inc.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify Global Net Lease, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________

INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	Acquisition through employee benefit plan (please specify): _____________________________
Purchase through a broker on the open market
Other (e.g., Rule 10b5-1 Plan) (please specify):_______________________________________

INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	Sale through employee benefit plan (please specify): _____________________________
Sale through a broker on the open market
Other (e.g., Rule 10b5-1 Plan) (please specify):_______________________________________

CERTIFICATION
I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)			Date
CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
Purchase of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of purchase:	_______
Sale of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of sale:	_______
Rule 10b5-1 Plan transaction:

Insider’s Signature				Date

Signature                Date
*NOTE: Multiple lots must be listed on separate forms or broken out herein.